                                                                   Exhibit 10.16

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                            ASSET PURCHASE AGREEMENT

                                 by and between

                                 ASTRAZENECA AB

                                       and

                           NEOSAN PHARMACEUTICALS INC.

                            dated as of July 25, 2001



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

                                TABLE OF CONTENTS

ARTICLE I.              DEFINITIONS...............................................................................1

   Section 1.01         Defined Terms.............................................................................1
   Section 1.02         Construction of Certain Terms and Phrases.................................................9

ARTICLE II.             PURCHASE AND SALE OF ASSETS...............................................................9

   Section 2.01         Purchase and Sale of Assets...............................................................9
   Section 2.02         Assignability and Consents...............................................................10

ARTICLE III.            ASSUMPTION OF LIABILITIES................................................................10

   Section 3.01         Assumption of Assumed Liabilities........................................................10

ARTICLE IV.             PURCHASE PRICE AND PAYMENT...............................................................11

   Section 4.01         Purchase Price...........................................................................11
   Section 4.02         Allocation of Purchase Price.............................................................12
   Section 4.03         Payment of Sales, Use and Other Taxes....................................................12

ARTICLE V.              CLOSING..................................................................................12

   Section 5.01         Time and Place...........................................................................12
   Section 5.02         Deliveries at Closing....................................................................12

REPRESENTATIONS AND WARRANTIES OF SELLER.........................................................................14

   Section 6.01         Organization.............................................................................14
   Section 6.02         Authority of Seller......................................................................14
   Section 6.03         Consents and Approvals...................................................................15
   Section 6.04         Non-Contravention........................................................................15
   Section 6.05         Assumed Contracts........................................................................16
   Section 6.06         Intellectual Property Rights.............................................................17
   Section 6.07         Litigation...............................................................................17
   Section 6.08         Compliance with Law......................................................................17
   Section 6.09         Inventory................................................................................18
   Section 6.10         Regulatory Matters.......................................................................18
   Section 6.11         Marketing Materials......................................................................18
   Section 6.12         Brokers..................................................................................19
   Section 6.13         No Non-Competition Agreements or Preferential Obligations................................19
   Section 6.14         No Other Representations and Warranties..................................................19

ARTICLE VII.            REPRESENTATIONS AND WARRANTIES OF BUYER..................................................19

   Section 7.01         Corporate Organization...................................................................19
   Section 7.02         Authority of Buyer.......................................................................20
   Section 7.03         Consents and Approvals...................................................................20
   Section 7.04         Non-Contravention........................................................................20
   Section 7.05         Litigation...............................................................................21
   Section 7.06         Brokers..................................................................................21
   Section 7.07         Financial Capability.....................................................................21

ARTICLE VIII.           COVENANTS OF THE PARTIES.................................................................21

   Section 8.01         Maintenance of Business Prior to Closing.................................................21
   Section 8.02         Reasonable Best Efforts..................................................................21
   Section 8.03         Cooperation..............................................................................22
   Section 8.04         Access...................................................................................22
   Section 8.05         Public Announcements.....................................................................23
   Section 8.06         Bulk Sales...............................................................................23
   Section 8.07         Interim Product Supply...................................................................23
   Section 8.08         Non-Solicitation.........................................................................23
   Section 8.09         Corporate Names..........................................................................24
   Section 8.10         Assistance in Collecting Certain Amounts.................................................24
   Section 8.11         Handling of Inventory....................................................................24
   Section 8.12         Differentiation of Products..............................................................25
   Section 8.13         Regulatory Matters.......................................................................25
   Section 8.14         Product Returns..........................................................................26
   Section 8.15         Further Assurances.......................................................................26
   Section 8.16         Technical Transfer for Commercial Manufacture of Products................................27
   Section 8.17         Transitional Distribution by Seller......................................................27
   Section 8.18         Regulatory Transition by Seller..........................................................27
   Section 8.19         Reformulation of MVI-12 Product..........................................................28
   Section 8.20         Irrevocable Letter of Credit.............................................................31

ARTICLE IX.             CONDITIONS TO THE OBLIGATIONS OF SELLER..................................................32

   Section 9.01         Representations, Warranties and Covenants................................................32
   Section 9.02         No Actions or Proceedings................................................................32
   Section 9.03         Consents.................................................................................32
   Section 9.04         Other Closing Deliveries.................................................................32

ARTICLE X.              CONDITIONS TO THE OBLIGATIONS OF BUYER...................................................33

   Section 10.01        Representations, Warranties and Covenants................................................33
   Section 10.02        No Actions or Proceedings................................................................33
   Section 10.03        Consents.................................................................................33
   Section 10.04        Other Closing Deliveries.................................................................33
   Section 10.05        Receipt of Funds.........................................................................33

ARTICLE XI.             INDEMNIFICATION..........................................................................34

   Section 11.01        Survival of Representations, Warranties, Etc.............................................34
   Section 11.02        Indemnification..........................................................................34
   Section 11.03        Limitations..............................................................................37
   Section 11.04        Remedies Exclusive.......................................................................37

ARTICLE XII.            TERMINATION AND ABANDONMENT..............................................................38

   Section 12.01        Methods of Termination...................................................................38
   Section 12.02        Procedure upon Termination...............................................................39

ARTICLE XIII.           MISCELLANEOUS............................................................................39

   Section 13.01        Confidentiality..........................................................................39


   Section 13.02        Notices..................................................................................40
   Section 13.03        Entire Agreement.........................................................................41
   Section 13.04        Waiver...................................................................................41
   Section 13.05        Amendment................................................................................42
   Section 13.06        Third Party Beneficiaries................................................................42
   Section 13.07        Assignment; Binding Effect...............................................................42
   Section 13.08        Headings.................................................................................42
   Section 13.09        Severability.............................................................................42
   Section 13.10        Governing Law............................................................................42
   Section 13.11        Consent to Jurisdiction and Forum Selection..............................................43
   Section 13.12        Expenses.................................................................................43
   Section 13.13        Counterparts.............................................................................43
   Section 13.14        Schedules, Exhibits and Other Agreements.................................................43
   Section 13.15        Seller and its Affiliates................................................................44

EXHIBITS

A        -        Interim Supply Agreement
B        -        Commitment Letter
C        -        HSR Filing Joint Public Statement
D        -        Closing Public Statement
E        -        Letter of Credit
F        -        Reimbursement Policy

SELLER DISCLOSURE SCHEDULE

1.01(nn)          Trademarks and Servicemarks
4.02              Purchase Price Allocation
6.03(a)           Seller Governmental Consents
6.03(b)           Required Seller Third Party Consents
6.03(c)           Other Seller Third Party Consents
6.05(a)           Product Contracts
6.05(b)           Multi-Product Contracts
6.05(c)           Excluded Contracts
6.06(a)           Registered Intellectual Property
6.08              Compliance
6.10              Regulatory Approvals

BUYER DISCLOSURE SCHEDULE

7.03              Consents and Approvals

                            ASSET PURCHASE AGREEMENT


         This Asset Purchase Agreement (this "Agreement") is made and entered into as of July 25, 2001, by and between NeoSan Pharmaceuticals Inc., a Delaware corporation ("Buyer") and AstraZeneca AB, a corporation organized under the laws of Sweden, on behalf of itself and its relevant Affiliates (as defined below) ("Seller").

                                    RECITALS

         WHEREAS, Seller and certain of its Affiliates (as defined below) are engaged in the business of manufacturing (or having manufactured), marketing, selling and distributing the Products (as defined below) in the United States (as defined below) (the "Business").

         WHEREAS, subject to the terms and conditions of this Agreement, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, substantially all of the assets, tangible and intangible, associated with the Business and the Products.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties agree as follows:

                             ARTICLE I. DEFINITIONS

         SECTION 1.01 DEFINED TERMS.

         As used in this Agreement, the following defined terms have the meanings described below:


         (a) "Accounts Receivable" means all trade accounts and notes receivable and other miscellaneous receivables of the Business, including those that are not evidenced by instruments or invoices, existing as of the Closing.

         (b) "Action or Proceeding" means any action, suit, proceeding, arbitration, Order, inquiry, hearing, assessment with respect to fines or penalties, or litigation (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental or Regulatory Authority.

         (c) "Adverse Effect" means an effect or condition that individually or in the aggregate is materially adverse to (i) the Purchased Assets taken as a whole; (ii) the business, results of operations, or financial condition of the Business taken as a whole; (iii) the MVI-12 Product taken individually; and (iv) the Pediatric Product taken individually.

         (d) "Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. "Control" and, with correlative meanings, the terms "controlled by" and "under common control with" means the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract, resolution, regulation or otherwise.

         (e)      "Agreement" has the meaning set forth in the Preamble hereto.

         (f) "Approval Date" means the date on which the waiting period (and any extension thereof) under the Hart-Scott-Rodino Act applicable to the transactions contemplated hereby expires or is terminated.

         (g) "Aquasol A Product" means the vitamin A pharmaceutical product marketed and sold under the trademark "Aquasol A".

         (h) "Aquasol E Product" means the vitamin E nutritional product marketed and sold under the trademark "Aquasol E".

         (i) "Assets and Properties" and "Assets or Properties" of any Person means all assets and properties of any kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including cash, cash equivalents, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and intellectual property.

         (j) "Assumed Contract" means (i) any Contract to which Seller or any of its Affiliates is a party that relates exclusively to the manufacture, marketing, sale or distribution of any of the Products, as well as any payments required to be made thereunder accruing after the Closing, including those Contracts identified in Section 6.05(a) of the Seller Disclosure Schedule; and (ii) Seller's rights and obligations under the Multi-Product Contracts, but only to the extent that such rights and obligations relate solely to the supply of the Products.

         (k) "Assumed Liabilities" means (i) all accounts payable incurred by Seller or an Affiliate of Seller in the Ordinary Course of Business with respect to the Business prior to the Closing to the extent related to goods, services or other benefits to be provided to the Business subsequent to the Closing; (ii) all Liabilities and obligations that Buyer has expressly assumed or agreed to assume under this Agreement or the Interim Supply Agreement; (iii) all Liabilities and obligations under or pursuant to the Assumed Contracts to be performed following the Closing, including any obligations of Seller and its Affiliates to deliver Products following the Closing under purchase orders of, or commitments to, Persons entered into in the Ordinary Course of Business prior to the Closing (it being understood that if such obligations were paid for by the Person ordering such Products prior to the Closing, the Seller or the relevant Affiliate will deliver to Buyer such payment following satisfaction of the delivery obligations); (iv) Government Rebates that become payable 45 days following the Closing or thereafter; (v) Other Rebates that are submitted after 45 days following the Closing; (vi) all Liabilities and obligations relating to recalls or product liability claims or threatened claims or injuries caused by Products delivered after the Closing; (vii) Seller's obligations under the Federal Supply Schedule and Section 340B of the Public Health Services Act to supply the Products at the respective prices therein; and (viii) all other Liabilities and obligations that arise out of or are related to the Purchased Assets (including the Regulatory Approvals), the Business or the Products, attributable to occurrences and circumstances arising after the Closing.

         (l)      "Base Purchase Price" has the meaning set forth in Section
         4.01.

         (m)      "BOA" has the meaning set forth in Section 8.20.

         (n) "Books and Records" means all files, documents, instruments, papers, books and records (scientific or financial) of Seller or an Affiliate of Seller to the extent relating to the Purchased Assets, Products or Business (other than Marketing Materials), including any pricing lists, customer lists (to the extent owned by Seller or its Affiliates), vendor lists, financial data, regulatory information or files (including adverse event reports and annual regulatory reports), litigation, adverse claims or demands, investigation information or files, trademark registration certificates, trademark renewal certificates, and other documentation relating to the Intellectual Property, the Products or the Regulatory Approvals, but excluding any such items (i) to the extent that any applicable Law prohibits their transfer, (ii) to the extent that any transfer thereof would cause Seller or any of its Affiliates to violate confidentiality provisions thereunder, (iii) received from third-parties in connection with their acquisition of the Purchased Assets, the Products or Business, or (iv) specifically prepared by Seller for the negotiation of this Agreement.

         (o) "Business" has the meaning set forth in the recitals to this Agreement.

         (p) "Business Day" means a day other than Saturday, Sunday or any day on which banks located in New York are authorized or obligated to close.

         (q) "Buyer" has the meaning set forth in the preamble to this Agreement.

         (r) "Buyer Disclosure Schedule" has the meaning set forth in the preamble of Article VII to this Agreement.

         (s)      "Buyer Governmental Consents" has the meaning set forth in
         Section 7.03.

         (t)      "Closing" has the meaning set forth in Section 5.01.

         (u) "Closing Date" means the date that the Closing actually occurs as provided in Section 5.01.

         (v)      "Commitment Letter" has the meaning set forth in Section 10.5.

         (w) "Contract" means any and all legally binding commitments, contracts, purchase orders, leases, or other agreements, whether written or oral.

         (x)      "Corporate Names" has the meaning set forth in Section
         8.09(a).

         (y)      "Damages" has the meaning set forth in Section 11.02(a).

         (z)      "Draw Date" has the meaning set forth in Section 8.20.

         (aa) "Encumbrance" means any mortgage, pledge, assessment, security interest, deed of trust, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale or title retention agreement or other agreement to give any of the foregoing in the future.

         (bb) "Excluded Assets" means all Assets and Properties of Seller and its Affiliates except the Purchased Assets.

         (cc) "Excluded Liabilities" means all Liabilities of Seller and its Affiliates except the Assumed Liabilities. The term "Excluded Liabilities" includes, by example, all Liabilities of Seller and its Affiliates for Government Rebates or Other Rebates (other than those included in Assumed Liabilities) for Products sold prior to Closing and becoming payable by Buyer or Seller within 45 days after the Closing Date. The term "Excluded Liabilities" includes all Liabilities of Seller and its Affiliates for recalls and product liability for Products sold by Seller before the Closing Date. The Parties agree that in the event that a Liability arises relating to a recall or product liability claim in respect of a Product and the Party that sold such Product cannot be determined, such Liability shall be shared between each of Seller and Buyer in the same proportion that the total amount of that type of Product sold by each Party during the time period in which the Product that caused such Liability was alleged to have been sold bears to the aggregate amount of that type of Product sold by both Parties during such period.

         (dd)     "Expiration Date" means the date one year after the Closing
         Date.

         (ee)     "FDA" means the United States Food and Drug Administration.

         (ff) "First Installment" has the meaning set forth in Section 4.01(a)(ii).

         (gg)     "First Return Period" has the meaning set forth in Section
         8.14.

         (hh) "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or other country, or any supra-national organization, state, county, city or other political subdivision.

         (ii) "Government Rebates" means all state and federal Medicaid/Medicare rebates related to the Products.

         (jj)     "Indemnification Claim Notice" has the meaning set forth in
         Section 11.02(c).

         (kk)     "Indemnified Party" has the meaning set forth in Section
         11.02(c).

         (ll) "Indemnitee" and "Indemnitees" have the respective meanings set forth in Section 11.02(c).

         (mm) "Injectable Multivitamin Pharmaceutical Field" has the meaning set forth in Section 8.19.

         (nn) "Intellectual Property" means any and all of the following intellectual property rights owned by or licensed to Seller and its Affiliates, to the extent used in connection with or pertaining to the Purchased Assets, the Products or the Business: (i) Know-How; (ii) any material which could be copyrighted; (iii) internet domain names in the United States; and (iv) the trademarks and service marks listed in
         Schedule 1.01(nn).

         (oo)     "Interim Supply Agreement" has the meaning set forth in
         Section 8.07.

         (pp) "Inventory" means all inventory of finished Products owned as of the Closing by Seller or any Affiliate thereof, whether held at a location or facility of Seller or any Affiliate (or of any other Person on behalf of Seller or any Affiliate) or in transit to or from Seller or any Affiliate (or any such other Person).

         (qq) "Know-How" means all information and materials owned by or licensed to Seller and its Affiliates, to the extent used in connection with or pertaining to the Purchased Assets, the Products or the Business, including any Product specifications, technical knowledge, expertise, skill, practice, procedures, formulae, trade secrets, inventions, confidential information, analytical methodology, processes, methods, preclinical, clinical, stability and other data and results, market studies and all other experience and know-how, in each case in tangible form, whether or not patentable.

         (rr) "Knowledge" with respect to any Party, means the actual knowledge of the senior executive officers (or persons performing similar functions) of such Person, after reasonable inquiry.

         (ss) "Law" means any federal, state or local law, statute or ordinance, or any rule, regulation, or published guidelines promulgated by any Governmental or Regulatory Authority.

         (tt)     "Letter of Credit" has the meaning set forth in Section 8.20.

         (uu) "Liability" means any liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and due or to become due), including any liability for Taxes (whether arising under Treasury Regulation ss.1.1502-6 or otherwise).

         (vv) "Marketing Materials" means (i) to the extent Seller is able to share such materials with Buyer without violation of any third-party confidentiality agreement, all market research, marketing plans, media plans, advertising, marketing-related clinical study results, form letters and medical queries, sales training materials, customer lists and information with respect to sales of Products (including doctors, GPOs and pharmacists), promotional and marketing books and records owned by Seller and its Affiliates and used exclusively in connection with the marketing and promotion of the Products; and (ii) those items of advertising and promotional materials and literature owned by Seller and its Affiliates as of the Closing and used exclusively in connection with the advertising and promotion of the Products that Seller, in its sole discretion, determines to transfer to Buyer (the "Promotional Materials"), provided that "Marketing Materials" shall exclude the labeling of the Products, which shall be deemed part of the Regulatory Approvals.

         (ww)     "Multi-Product Contracts" has the meaning set forth in Section
         6.05.

         (xx) "MVI-12 Product" means the vitamin-related pharmaceutical product marketed and sold under the trademark "MVI-12" (including MVI-12 single-dose vials, MVI-12 multi-dose vials, and MVI-12 unit-dose vials).

         (yy) "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

         (zz) "Ordinary Course of Business" means such action that is consistent with the past practices of the Business.

         (aaa) "Other Rebates" means all credits, chargeback rebates, utilization based rebates, reimbursements, refunds, discounts, allowances, returns and similar payments to wholesalers and other distributors, buying groups, insurers and other institutions related to Products.

         (bbb) "Other Seller Third Party Consents" has the meaning set forth in Section 6.03(c).

         (ccc)    "Party" means each of Buyer and Seller.

         (ddd) "Pediatric Product" means the vitamin-related pharmaceutical product marketed and sold under the unregistered trademark "MVI-Pediatric".

         (eee) "Permitted Encumbrance" means (i) any Encumbrance for Taxes not yet due or delinquent or for those Taxes being contested in good faith by appropriate proceedings for which adequate reserves have been established and (ii) any minor imperfection of title or similar Encumbrance that individually or in the aggregate would not have an Adverse Effect.

         (fff) "Person" means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

         (ggg)    "Proceeds" has the meaning set forth in Section 8.19.

         (hhh) "Product" or "Products" means each or all of the following products: (i) the MVI-12 Product; (ii) the Pediatric Product; (iii) the Aquasol A Product; and (iv) the Aquasol E Product.

         (iii)    "Product Contracts" has the meaning set forth in Section
         6.05(a).

         (jjj) "Promotional Materials" has the meaning set forth in Section 1.01(vv).

         (kkk)    "Purchase Price" has the meaning set forth in Section 4.01.

         (lll) "Purchased Assets" means, subject to Section 2.02: (i) the Intellectual Property; (ii) the Assumed Contracts; (iii) the Marketing Materials; (iv) the Books and Records; (v) the Regulatory Approvals;
         (vi) all website addresses and URLs incorporating or referencing any of the Products' names or trademarks; (vii) all rights, title and interest in and to the Products; and (viii) the Inventory. The Purchased Assets do not include any fixed assets.

         (mmm) "Reformulation Intellectual Property" has the meaning set forth in Section 8.19.

         (nnn) "Reformulation Intellectual Property License" has the meaning set forth in Section 8.19.

         (ooo) "Reformulation Intellectual Property Litigation" has the meaning set forth in Section 8.19.

         (ppp)    "Reformulation SNDA" has the meaning set forth in Section
         4.01.

         (qqq) "Registered Intellectual Property" means all of the following Intellectual Property registered or filed in the United States: (i) the trademarks listed on Schedule 6.06(a) and (ii) internet domain names registered with registrars accredited by the Internet Corporation for Assigned Names and Numbers.

         (rrr) "Regulatory Approvals" means, with respect to each Product, the New Drug Application for such Product identified in Section 6.10 of the Seller Disclosure Schedule, all supplements thereto and the official regulatory files and data in Seller's possession or control as of the Closing relating thereto.

         (sss)    "Remaining Purchase Price" has the meaning set forth in
         Section 4.01(a)(v).

         (ttt)    "Second Contingent Installment" has the meaning set forth in
         Section 4.01(a)(iv).

         (uuu) "Second Installment" has the meaning set forth in Section 4.01(a)(iii).

         (vvv)    "Second Return Period" has the meaning set forth in Section
         8.14.

         (www) "Seller" has the meaning set forth in the Preamble to this Agreement.

         (xxx) "Seller Disclosure Schedule" has the meaning set forth in the preamble to Article VI of this Agreement.

         (yyy)    "Seller Governmental Consents" has the meaning set forth in
         Section 6.03(a).

         (zzz)    "Seller's Reformulation Efforts" has the meaning set forth in
         Section 8.19.

         (aaaa)   "Seller Third Party Consents" has the meaning set forth in
         Section 6.03(b).

         (bbbb) "Tax" means all of the following tax in connection with the operations of the Business or the transactions contemplated hereby: (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment imposed by an governmental, regulatory or administrative entity or agency responsible for the imposition of any such tax in the United States; (ii) any Liability for the payment of any amounts of the type described in (i) above as a result of being a member of any affiliated, consolidated, combined, unitary or other group for any Taxable period; and (iii) any Liability for the payment of any amounts of the type described in (i) or (ii) above as a result of any express or implied obligation to indemnify any other person.

         (cccc)   "Third Party Claim" has the meaning set forth in Section
         11.02(d).

         (dddd) "United States" means the United States of America, its territories and possessions, including Washington, D.C. and Puerto Rico.

         SECTION 1.02      CONSTRUCTION OF CERTAIN TERMS AND PHRASES.

         Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (d) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; (e) the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or"; and (f) the term "including" or "includes" means "including without limitation" or "includes without limitation." Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

                     ARTICLE II. PURCHASE AND SALE OF ASSETS

         SECTION 2.01      PURCHASE AND SALE OF ASSETS.


         (a) Subject to the terms and conditions of this Agreement, at the Closing, Seller shall, or shall cause its relevant Affiliates to, sell, transfer, convey, assign and deliver to Buyer, free and clear from all Encumbrances other than Permitted Encumbrances, and Buyer shall purchase, acquire and accept from Seller and such Affiliates of Seller, all of Seller's and each such Affiliate's right, title and interest, as of the Closing, in and to the Purchased Assets.

         (b) Buyer acknowledges and agrees that the rights related to the Products and the Business conveyed by Seller and its Affiliates hereunder are restricted solely to the United States and nothing herein shall authorize Buyer to manufacture, market, sell, distribute or otherwise exploit the Products outside of the United States.

         (c) Notwithstanding anything contained in this Agreement to the contrary, (i) from and after the Closing Seller and its Affiliates shall retain all of their right, title and interest in and to the Excluded Assets; and (ii) Seller may retain an archival copy of all Assumed Contracts, Books and Records, Marketing Materials and other documents or materials conveyed hereunder (but Seller and its Affiliates shall not use any such archival copy for any other purposes than as an archive).


         SECTION 2.02      ASSIGNABILITY AND CONSENTS.

         Notwithstanding anything to the contrary contained in this Agreement, if the sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery to Buyer of any asset that would be a Purchased Asset is (a) prohibited by any applicable Law or (b) would require any authorizations, approvals, consents or waivers from a third Person or Governmental or Regulatory Authority and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing, then in either case the Closing shall proceed without the sale, assignment, transfer, conveyance or delivery of such asset and this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery of such asset; provided that nothing in this Section 2.02 shall be deemed to waive the rights of Buyer not to consummate the transactions contemplated by this Agreement if the conditions to its obligations set forth in Article X have not been satisfied. Subject to
Section 8.02, in the event that the Closing proceeds without the sale, assignment, transfer, conveyance or delivery of any such asset, then following the Closing, the parties shall use their reasonable best efforts, and cooperate with each other, to obtain promptly such authorizations, approvals, consents or waivers; provided, however, that Seller shall not be required to pay any consideration to obtain any such authorization, approval, consent or waiver. Subject to Section 8.02, pending such authorization, approval, consent or waiver, the parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide to Buyer the benefits of use of such asset and to Seller the benefits, including any indemnities, that, in each case, it would have obtained had the asset been conveyed to Buyer at the Closing. To the extent that Buyer is provided the benefits pursuant to this
Section 2.02 of any Assumed Contract, Buyer shall (x) perform for the benefit of the other parties thereto the obligations of Seller or any Affiliate of Seller thereunder, including any payments to be made thereunder; and (y) shall satisfy any related Liabilities with respect to such Assumed Contract that, but for the lack of an authorization, approval, consent or waiver to assign such obligations or Liabilities to Buyer, would be Assumed Liabilities. If authorization, approval, consent or waiver for the sale, assignment, transfer, conveyance or delivery of any such asset not sold, assigned, transferred, conveyed or delivered at the Closing is obtained, Seller shall assign, transfer, convey and deliver such asset to Buyer at no additional cost to Buyer.


                     ARTICLE III. ASSUMPTION OF LIABILITIES

         SECTION 3.01      ASSUMPTION OF ASSUMED LIABILITIES.

         Subject to the terms and conditions of this Agreement, as of the Closing Date, Buyer agrees to assume, satisfy, perform, pay and discharge the Assumed Liabilities.

                     ARTICLE IV. PURCHASE PRICE AND PAYMENT

         SECTION 4.01      PURCHASE PRICE.

         As consideration for the Purchased Assets, Buyer shall:

         (a)      deliver or cause to be delivered to Seller:

                  (i) at the Closing, the sum of $52.5 million (the "Base Purchase Price") in immediately available funds by wire transfer into an account designated by Seller two Business Days before the Closing;


                  (ii) subject to Section 8.14, on the first anniversary of the Closing Date, an additional payment of $1.0 million (the "First Installment") in immediately available funds by wire transfer into an account designated by Seller two Business Days before such amount is due;


                  (iii) subject to Section 8.14, on the second anniversary of the Closing Date, an additional payment of $1.0 million (the "Second Installment") in immediately available funds by wire transfer into an account designated by Seller two Business Days before such amount is due;


                  (iv) subject to the last paragraph of this Section 4.01, on the second anniversary of the Closing Date, an additional payment of $2.0 million (the "Second Contingent Installment") in immediately available funds by wire transfer into an account designated by Seller two Business Days before such amount is due;


                  (v) subject to the last paragraph of this Section 4.01, on the third anniversary of the Closing Date, an additional $43.5 million (the "Remaining Purchase Price") in immediately available funds by wire transfer into an account designated by Seller two Business Days before such amount is due;


         (the Base Purchase Price, First Installment, Second Installment, Second Contingent Installment and Remaining Purchase Price are collectively referred to herein as the "Purchase Price"); and

         (b)      assume the Assumed Liabilities at the Closing.

The Remaining Purchase Price shall be paid to Seller only in the event that the FDA has approved a supplemental New Drug Application relating to the reformulation of the MVI-12

Product pursuant to the Federal Register Notice published by the FDA on April 20, 2000 [Docket No. 79N-0113] (the "Reformulation SNDA") and that such reformulation of the MVI-12 Product has a minimum shelf life of twelve months. In the event that FDA approval of the Reformulation SNDA has not been granted by December 31, 2002, the Remaining Purchase Price shall be reduced by $1 million for each full month thereafter that such condition remains unsatisfied. If the FDA approval of the Reformulation SNDA has not been granted by December 31, 2003, then the Remaining Purchase Price will equal zero. The Second Contingent Installment shall be payable by Buyer to Seller only in the event that the FDA has approved the Reformulation SNDA by December 31, 2002.

         SECTION 4.02      ALLOCATION OF PURCHASE PRICE.

         The Purchase Price shall be allocated among the Purchased Assets as set forth on Schedule 4.02 hereto. Buyer and Seller agree (a) to report the sale and purchase of the Purchased Assets for Tax purposes in accordance with the allocations set forth on Schedule 4.02 hereto and (b) not to take any position inconsistent with such allocations on any of their respective tax returns.

         SECTION 4.03      PAYMENT OF SALES, USE AND OTHER TAXES.

         Buyer shall be solely responsible for all sales, use, transfer, value added and other related Taxes, if any, arising out of the sale by Seller and its Affiliates of the Purchased Assets to Buyer pursuant to this Agreement.


                               ARTICLE V. CLOSING

         SECTION 5.01      TIME AND PLACE.

         Unless this Agreement is earlier terminated pursuant to Article XII, the closing of the transactions contemplated by this Agreement, including the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities (the "Closing"), shall take place on the first Business Day on which the conditions set forth in Articles IX and X are satisfied or waived, which Business Day shall be at least three Business Days after the Approval Date, at the offices of Covington & Burling, 1201 Pennsylvania Avenue, N.W., Washington, D.C. 20004, unless another time or place shall be agreed to by the parties.

         SECTION 5.02      DELIVERIES AT CLOSING.


         (a) Closing Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer:

                  (i) physical possession of all tangible personal property included in the Purchased Assets, including (A) the Inventory (which shall be delivered at the respective locations thereof at the time of the Closing); (B) the Regulatory Approvals; (C) the Marketing Materials; and (D) the Books and Records, and appropriate documents of transfer related thereto in form and substance reasonably acceptable to Seller and Buyer;

                  (ii) an original Intellectual Property assignment of the Intellectual Property in form and substance reasonably acceptable to Seller and Buyer;


                  (iii) assignment and assumption agreements, in form and substance reasonably acceptable to Seller and Buyer, assigning to Buyer all rights of Seller and its Affiliates in and to the Assumed Contracts;

                  (iv) copies of all Seller Governmental Consents and Required Seller Third Party Consents and all Other Seller Third Party Consents obtained as of Closing;

                  (v)      a duly executed counterpart of the Interim Supply
                           Agreement;

                  (vi) a certificate dated the Closing Date and executed by a duly authorized officer of Seller stating that all representations and warranties of Seller contained in this Agreement are true and correct in all material respects on and as of the Closing Date as though given on and as of such date and Seller has performed all agreements and covenants required by this Agreement to be performed by it prior to or on the Closing Date, except where the failure of any representations and warranties to be true and correct, individually or in the aggregate, will not have an Adverse Effect; and

                  (vii) the certificates and other documents to be delivered pursuant to Article X hereof.


         (b) Closing Deliveries by Buyer. At the Closing, Buyer will deliver or cause to be delivered to Seller:

                  (i)      the Base Purchase Price;

                  (ii) such instruments of assumption and other instruments or documents, in form and substance reasonable acceptable to Seller and Buyer, as may be necessary to effect Buyer's assumption of the Assumed Liabilities;

                  (iii)    copies of all Buyer Governmental Consents;

                  (iv) a duly executed counterpart of the Interim Supply Agreement;

                  (v) a certificate dated the Closing Date and executed by a duly authorized officer of Buyer stating that all representations and warranties of Buyer contained in this Agreement are true and correct in all material respects on and as of the Closing Date as though given on and as of such date and Buyer has performed all agreements and covenants required by this Agreement to be performed by it prior to or on the Closing Date; and

                  (vi) the certificates and other documents to be delivered pursuant to Article IX hereof.


              ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as of the date hereof, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate Sections hereof) supplied by Seller to Buyer and dated as of the date hereof (the "Seller Disclosure Schedule"), which Seller Disclosure Schedule shall be deemed to be representations and warranties of Seller as if made herein, as follows:

         SECTION 6.01      ORGANIZATION.

         Seller is a corporation duly organized, validly existing and in good standing under the laws of Sweden and has all requisite power and authority to own its assets and carry on the Business as currently conducted by it. Each Affiliate of Seller transferring any Purchased Assets is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to own its assets and carry on the Business as currently conducted by it. Each of Seller and its Affiliates transferring Purchased Assets is duly authorized to conduct its business and is in good standing in each jurisdiction where such qualification is required, except for any jurisdiction where failure to so qualify could not reasonably be expected to have an Adverse Effect or materially impair or delay Seller's ability to perform its obligations hereunder.

         SECTION 6.02      AUTHORITY OF SELLER.

         Seller has all necessary power and authority and has taken all actions necessary to enter into this Agreement and to carry out the transactions contemplated hereby. Seller has taken all action required by Law, its Deed of Formation, Articles of Association or otherwise to be taken by it to authorize the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and, when executed and delivered by Buyer, will constitute a legal, valid and binding obligation of Seller enforceable against it in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

         SECTION 6.03      CONSENTS AND APPROVALS.


         (a) Section 6.03(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of all consents, waivers, approvals, Orders or authorizations of, or registrations, declarations or filings with, any Governmental or Regulatory Authority that are required by or with respect to Seller or its Affiliates in connection with the execution and delivery of this Agreement by Seller or the performance of its obligations hereunder, except for such consents, waivers, approvals, Orders or authorizations the failure to obtain which, and such registrations, declarations or filings the failure to make which, would not have an Adverse Effect or materially impair or delay Seller's ability to perform its obligations hereunder (the "Seller Governmental Consents").

         (b) Section 6.03(b) of the Seller Disclosure Schedule sets forth a complete and accurate list of all consents, waivers, approvals, or authorizations of, or notices to, any third party (other than a Governmental or Regulatory Authority) that are required by or with respect to Seller or its Affiliates in connection with the execution and delivery of this Agreement by Seller or the performance of its obligations hereunder, except for such consents, waivers, approvals, or authorizations the failure to obtain which, and such notices the failure to give which, would not have an Adverse Effect or materially impair or delay Seller's ability to perform its obligations hereunder (the "Required Seller Third Party Consents").

         (c) Section 6.03(c) of the Seller Disclosure Schedule sets forth a complete and accurate list of other consents, waivers, approvals, or authorizations of, or notices to, any third party (other than a Governmental or Regulatory Authority) that are required by or with respect to Seller or its Affiliates in connection with the execution and delivery of this Agreement by Seller or the performance of its obligations hereunder, which Buyer acknowledges and agrees are not material to conduct of the Business (the "Other Seller Third Party Consents").


         SECTION 6.04      NON-CONTRAVENTION.

         The execution and delivery by Seller of this Agreement does not, and the performance by it or its relevant Affiliates of its or their obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

         (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Deed of Formation, Articles of Association or other organizational documents of Seller or its relevant Affiliates;

         (b) assuming the receipt of all consents, waivers, approvals, Orders or authorizations of Governmental and Regulatory Authorities required to be obtained by Seller and the making of all registrations, declarations or filings with Governmental and Regulatory Authorities required to be made by Seller, conflict with or result in a violation or breach of any term or provision of any Law applicable to Seller, the Business, the Products or the Purchased Assets; or

         (c) assuming the receipt of all consents, waivers, approvals, or authorizations of any third party (other than a Governmental or Regulatory Authority) required to be obtained by Seller and the giving of all notices to any third party (other than a Governmental or Regulatory Authority) required to be given by Seller, conflict with or result in a breach or default (or an event which, with notice or lapse of time or both, would constitute a breach or default) under any Assumed Contract, other than such conflicts, breaches or defaults as would not have an Adverse Effect.


         SECTION 6.05      ASSUMED CONTRACTS.

         (a) Section 6.05(a) of the Seller Disclosure Schedule sets forth a complete and correct list of each Contract to which Seller or any of its Affiliates is a party with a value in excess of $75,000 and that relates exclusively to (i) the manufacture, marketing, sale or distribution of any of the Products; (ii) the acquisition, sale, licensing in or out, or assignment of Intellectual Property; (iii) the purchase or disposition of assets, or the provision of services, to or from the Business; or (iv) sales of Products to any Governmental or Regulatory Authority (collectively, the "Product Contracts"). Seller has made available to Buyer complete and correct copies of all Contracts identified in Section 6.05(a) of the Seller Disclosure Schedule.

         (b) Section 6.05(b) of the Seller Disclosure Schedule sets forth a complete and correct list of each Contract to which Seller or any of its Affiliates is a party and pursuant to which Seller or its Affiliates sells one or more Products, together with other pharmaceutical products of Seller and its Affiliates, to a third party (the "Multi-Product Contracts"). Seller has made available to Buyer copies of all Multi-Product Contracts; provided that such copies have been redacted to prevent disclosure of information not related to the Products.

         (c) Except for the Contracts set forth in Section 6.05(c) of the Seller Disclosure Schedule, the Product Contracts and the Multi-Product Contracts are the only Contracts material to Seller's conduct of the Business in the ordinary course of business prior to the Closing. Each of the Product Contracts and the Multi-Product Contracts is in effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of Seller or an Affiliate of Seller; and Seller has performed all of its required material obligations under, and is not in material violation or breach of or default under, any such Contract. To the Knowledge of Seller, the other parties to the Product Contracts and the Multi-Product Contracts are not in material violation or breach of or default under any such Contract.

         SECTION 6.06      INTELLECTUAL PROPERTY RIGHTS.


         (a) Section 6.06(a) of the Seller Disclosure Schedule sets forth a complete and correct list of all Registered Intellectual Property. Except as set forth in Section 6.06(a) of the Seller Disclosure Schedule, Seller or its Affiliates own all right, title and interest in and to, or have a license, sublicense or other permission to use, all of the Registered Intellectual Property, free and clear of all Encumbrances except Permitted Encumbrances. All necessary registration, maintenance and renewal fees due in connection with such Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Registered Intellectual Property have been filed with the relevant copyright, trademark or other Governmental or Regulatory Authorities for the purposes of maintaining such Registered Intellectual Property.

         (b) To the Knowledge of Seller, Seller or its Affiliates own all right, title and interest in and to, or have a license, sublicense or other permission to use, all of the Intellectual Property, free and clear of all Encumbrances except Permitted Encumbrances.

         (c) Neither Seller nor any of its Affiliates has received any written notice from any Person, or has Knowledge, that the operation of the Business as currently conducted, or any of the Products, infringes or misappropriates the intellectual property rights of any third party.

         (d) All trademarks included in the Registered Intellectual Property are the subject of current registrations, and have been continuously used for the uses specified in their trademark registrations. There are no third-party rights in Seller's current registrations relating to the Products. Seller and its Affiliates have no Knowledge of any prior use, infringement, piracy or counterfeiting of such trademarks, any superior rights by any third party in such trademarks, or any adverse claims pertaining to such trademarks.


         SECTION 6.07      LITIGATION.

         There are no Actions or Proceedings pending or, to the Knowledge of Seller, threatened or reasonably anticipated against, relating to, affecting or arising in connection with (a) the Purchased Assets or the Business; (b) this Agreement; (c) the transactions contemplated by this Agreement; or (d) the Products. Seller is not subject to any Order that could reasonably be expected to materially impair or delay the ability of Seller to perform its obligations hereunder.

         SECTION 6.08      COMPLIANCE WITH LAW.

         Except as described in Section 6.08 of the Seller Disclosure Schedule, since January 1, 1999, Seller and its Affiliates have operated the Business substantially in compliance with all applicable Laws, except where failure to so comply could not reasonably be expected to result in an Adverse Effect and neither Seller nor any of its Affiliates has received any written notice alleging any violation of such Laws except for violations which could not reasonably be expected to result in an Adverse Effect. Notwithstanding the foregoing, Buyer acknowledges Seller's disclosure of information concerning the MVI analytical testing methods used for the Products, and Seller makes no representations or warranties with respect to such analytical testing methods.

         SECTION 6.09      INVENTORY.

         (a) All of the finished Products included in Inventory (i) are saleable in the Ordinary Course of Business, except for normal and customary amounts of below-standard quality Products; and (ii) were produced or manufactured in accordance with the specifications for such Products as set forth in the applicable Regulatory Approval and substantially in compliance with applicable Law. Seller or its Affiliates at Closing will have, and Buyer will receive at Closing, good and marketable title to the Inventory free and clear of any Encumbrances other than Permitted Encumbrances.

         (b) (i)   All finished Pediatric Products included in Inventory will have at least one month of shelf-life remaining as of the Closing; (ii) all finished MVI-12 Product in the unit-dose vial form included in Inventory will have at least two months of shelf-life remaining as of the Closing; (iii) all finished MVI-12 Product in dosage forms other than the unit-dose vial included in Inventory will have at least three months of shelf-life remaining as of the Closing; (iv) all finished Aquasol A Products included in Inventory will have at least three months of shelf-life remaining as of the Closing; and (v) all finished Aquasol E Products included in Inventory will have at least 24 months of shelf-life remaining as of the Closing.

         SECTION 6.10      REGULATORY MATTERS.

         All of the Regulatory Approvals are current and in full force and effect, have been duly and validly issued, contain no material error or omission, and are owned exclusively by Seller or its Affiliates. Except for the Aquasol E Product, all Products are covered by a Regulatory Approval. There is no Action or Proceeding by any Governmental or Regulatory Authority pending or, to the Knowledge of Seller, threatened seeking the recall of any Products or the revocation or suspension of any Regulatory Approval. Seller has made available to Buyer complete and correct copies of all Regulatory Approvals. There have been no past recalls involving the Products, except for two Class II recalls in 1999 of the Pediatric Product for three lots failing stability testing due to vitamin assays degradation. Notwithstanding the foregoing, Buyer acknowledges Seller's disclosure of information concerning the MVI analytical testing methods used for the Products, and Seller makes no representations or warranties with respect to such analytical testing methods.

         SECTION 6.11      MARKETING MATERIALS.

         Seller or its Affiliates at Closing will have good and marketable title to the Marketing Materials free and clear of any Encumbrances other than Permitted Encumbrances.

         SECTION 6.12      BROKERS.

         Seller has not retained any broker in connection with the transactions contemplated hereunder. Buyer has no, and will have no, obligation to pay any brokers, finders, investment bankers, financial advisors or similar fees in connection with this Agreement or the transactions contemplated hereby by reason of any action taken by or on behalf of Seller.

         SECTION 6.13      NO NON-COMPETITION AGREEMENTS OR PREFERENTIAL
OBLIGATIONS.

         The Purchased Assets are not subject to any non-competition agreements with, or other agreements granting preferential rights to purchase or license the Purchased Assets to, third parties.

         SECTION 6.14      NO OTHER REPRESENTATIONS AND WARRANTIES.

         EXCEPT FOR THE REPRESENTATIONS OR WARRANTIES EXPRESSLY SET FORTH IN
ARTICLE VI OF THIS AGREEMENT, SELLER DISCLAIMS ALL OTHER REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, INCLUDING ANY INFORMATION FURNISHED BY SELLER WITH REGARD TO THE PRODUCTS, THE PURCHASED ASSETS AND THE BUSINESS, INCLUDING THE FUTURE PROFITABILITY OF THE PURCHASED ASSETS, THE PRODUCTS OR THE BUSINESS, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS
ARTICLE VI, BUYER AGREES THAT SELLER SHALL NOT HAVE ANY LIABILITY TO BUYER RESULTING FROM THE DISTRIBUTION OF OR FAILURE TO DISTRIBUTE ANY INFORMATION TO BUYER, OR BUYER'S USE OF ANY INFORMATION, DOCUMENTS OR MATERIALS MADE AVAILABLE TO BUYER IN ANY FORM.

              ARTICLE VII. REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as of the date hereof, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate Sections hereof) supplied by Buyer to Seller and dated as of the date hereof (the "Buyer Disclosure Schedule"), which Buyer Disclosure Schedule shall be deemed to be representations and warranties of Buyer as if made herein, as follows:

         SECTION 7.01      CORPORATE ORGANIZATION.

         Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to own its assets and carry on its business as currently conducted by it. Buyer is duly authorized to conduct its business and is in good standing in each jurisdiction where such qualification is required, except for any jurisdiction where failure to so qualify could not reasonably be expected, individually or in the aggregate, to have a material adverse effect on Buyer or materially impair or delay Buyer's ability to perform its obligations hereunder.

         SECTION 7.02      AUTHORITY OF BUYER.

         Buyer has all necessary power and authority and has taken all actions necessary to enter into this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of Buyer has taken all action required by Law, its Certificate of Incorporation, Bylaws or otherwise to be taken by it to authorize the execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and, when executed and delivered by Seller, will constitute a legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally; and
(b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

         SECTION 7.03      CONSENTS AND APPROVALS.

         Section 7.03 of the Buyer Disclosure Schedule sets forth a complete and accurate list of all consents, waivers, approvals, Orders or authorizations of, or registrations, declarations or filings with, any Governmental or Regulatory Authority that is required by Buyer in connection with the execution and delivery of this Agreement by Buyer or the performance of its obligations hereunder (the "Buyer Governmental Consents").

         SECTION 7.04      NON-CONTRAVENTION.

         The execution and delivery by Buyer of this Agreement does not, and the performance by it of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

         (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Certificate of Incorporation, Bylaws or other organizational documents of Buyer;

         (b) assuming the receipt of all consents, waivers, approvals, Orders or authorizations of Governmental and Regulatory Authorities required to be obtained by Buyer and the making of all registrations, declarations or filings with Governmental and Regulatory Authorities required to be made by Buyer, conflict with or result in a violation or breach of any term or provision of any Law applicable to Buyer; or

         (c) conflict with or result in a breach or default (or an event which, with notice or lapse of time or both, would constitute a breach or default) under, or result in the termination or cancellation of, or accelerate the performance required by, or result in the creation or imposition of any security interest, lien or any other Encumbrance upon any Contract to which Buyer is a party or by which Buyer or any of its assets is bound.

         SECTION 7.05      LITIGATION.

         There are no Actions or Proceedings pending, or to the Knowledge of Buyer threatened or anticipated, against, relating to, affecting or arising in connection with (a) this Agreement or (b) the transactions contemplated by this Agreement. Buyer is not subject to any Order that could reasonably be expected to materially impair or delay the ability of Buyer to perform its obligations hereunder.

         SECTION 7.06      BROKERS.

         Buyer has not retained any broker in connection with the transactions contemplated hereunder. Seller has no, and will have no, obligation to pay any brokers, finders, investment bankers, financial advisors or similar fees in connection with this Agreement or the transactions contemplated hereby by reason of any action taken by or on behalf of Buyer.

         SECTION 7.07      FINANCIAL CAPABILITY.

         Buyer has obtained the Commitment Letter in order to secure the funds to effect the Closing.

                     ARTICLE VIII. COVENANTS OF THE PARTIES

         SECTION 8.01      MAINTENANCE OF BUSINESS PRIOR TO CLOSING.

         From the date of this Agreement to the Closing Date, Seller shall conduct the Business in the Ordinary Course of Business and not enter into or amend any Contracts (a) giving any third parties any rights, title or interests in the Business, the Products (other than sales in the Ordinary Course of Business), the Regulatory Approvals or the Purchased Assets, or (b) creating any Encumbrances on the foregoing other than Permitted Encumbrances. Seller agrees that after the date hereof, without Buyer's prior written consent, which will not be unreasonably withheld, it will not take any action with respect to any Multi-Product Contract that would (x) extend the term of such Multi-Product Contract with respect to any Product, (y) create or agree to any additional obligations with respect to any Product, or (z) otherwise adversely affect Buyer (other than to terminate any such Multi-Product Contract).

         SECTION 8.02      REASONABLE BEST EFFORTS.

         (a) Subject to Section 8.02(b) below, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all action, or to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement and to cause the conditions to the obligations of the other party hereto to consummate the transactions contemplated hereby to be satisfied, including obtaining all consents and approvals of all Persons and Governmental or Regulatory Authorities and removing any injunctions or other impairments or delays that are necessary, proper or advisable to the consummation of the transactions contemplated by this Agreement. The Parties will file the notification and report forms required to be filed under the Hart Scott Rodino Act within five Business Days after the execution of this Agreement.

         (b) From the date hereof until the date 60 days after Closing, Seller shall use its reasonable best efforts to obtain all Other Seller Third Party Consents. From and after the date that is 60 days after Closing, Seller shall have no obligation whatsoever with respect to any Other Seller Third Party Consent and Seller shall have no Liability to Buyer for any failure to obtain any Other Seller Third Party Consent or to transfer to Buyer any Contract (or portion thereof) the transfer of which would require which Seller to obtain an Other Seller Third Party Consent.

         SECTION 8.03      COOPERATION.

         Each Party shall cooperate fully with the other in preparing and filing all notices, applications, submissions, reports and other instruments and documents that are necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including Seller's cooperation in the efforts of Buyer to obtain any consents and approvals of any Governmental or Regulatory Authority required for Buyer to be able to own the Purchased Assets.

         SECTION 8.04      ACCESS.

         (a) From the date hereof until the Closing, Seller shall, and shall cause its relevant Affiliates to, permit Buyer and its representatives to have access, during regular business hours and upon reasonable advance notice, to the assets of the Business that will be Purchased Assets, subject to reasonable rules and regulations of Seller and any applicable Laws. Seller shall instruct its employees, counsel and financial advisors to cooperate with Buyer in its investigation of the Business; it being understood that Buyer shall reimburse Seller promptly for reasonable and necessary out of pocket expenses incurred by Seller or any Affiliate of Seller in complying with any such request by or on behalf of Buyer (other than the fees and costs of Seller's attorneys).

         (b) Upon the request of Seller, Buyer shall at all times following the Closing, to the extent permitted by Law, grant to Seller and its representatives the right, during normal business hours, to inspect and copy the Books and Records and other documents obtained from Seller in Buyer's possession, to the extent pertaining to the operation of the Business prior to the Closing Date for Tax purposes and in connection with Actions or Proceedings (except as otherwise stated in Section 8.04(c) below).

         (c) Buyer agrees to keep and maintain all Books and Records and other documents obtained from Seller in existence on the Closing Date for a period of seven years and make personnel of Buyer or its Affiliates available to Seller or its representatives to the extent such access is reasonably related to any Excluded Assets or otherwise necessary for Seller to comply with the terms of this Agreement or comply with any applicable Law; it being understood that Seller shall reimburse Buyer promptly for its reasonable and necessary out of pocket expenses incurred in complying with any such request by or on behalf of Seller (other than the fees and costs of Buyer's attorneys) and that Buyer and its personnel are not obligated to provide access to any of Buyer's legally privileged information or documents hereunder.

         SECTION 8.05      PUBLIC ANNOUNCEMENTS.

         Each of Seller and Buyer agree that, prior and subsequent to the Closing, it and its representatives shall keep the facts surrounding the negotiation of this Agreement and the transactions contemplated hereby, disclosures made herein and hereunder, and the results of investigations and audits conducted hereunder, confidential and shall not disclose such information to any other Person through a press release or otherwise (except as necessary to carry out the terms of this Agreement or to the extent such information becomes public information or generally available to the public through no fault of such party or its Affiliates) without the prior written consent of the other party, unless such party has been advised by (a) counsel that disclosure is required to be made under applicable Law or the requirements of a national securities exchange or another similar regulatory body or (b) such party's independent accountants that disclosure is required in such party's public financial statements or the notes thereto. Notwithstanding the foregoing, Buyer and Seller agree to issue the joint public statement announcing the Agreement in the form attached hereto as Exhibit C three days after the execution of this Agreement. Seller also agrees Buyer may issue the public statement attached hereto as Exhibit D three days after Closing announcing Buyer's acquisition of the Products and consummation of the transaction.

         SECTION 8.06      BULK SALES.

         Buyer and Seller waive compliance with all bulk sales Laws applicable to the transactions contemplated by this Agreement.

         SECTION 8.07      INTERIM PRODUCT SUPPLY.

         At the Closing, Buyer and Seller shall enter into an interim supply agreement substantially in the form of Exhibit A hereto (the "Interim Supply Agreement").

         SECTION 8.08      NON-SOLICITATION.

         Each Party agrees that, without the prior written consent of the other Party, for a period commencing on the date hereof and expiring on the second anniversary of the Closing Date, the soliciting Party will not directly or indirectly (a) induce, encourage or solicit any officer or employee of the other Party or any of its Affiliates to leave such employment to accept any other position or employment with the soliciting Party, or (b) assist any Affiliate or representative of such soliciting Party in hiring such employee; provided that the running of newspaper advertisements, Internet postings and other means of general distribution shall not be a violation of the foregoing.

         SECTION 8.09      CORPORATE NAMES.

         (a) Except as set forth in this Section 8.09, following the Closing, Buyer shall not have any rights by virtue of this Agreement or any of the transactions or agreements contemplated hereby to any names, trademarks, trade names, trade dress or logos relating to Seller or any of the Affiliates of Seller or any of their products other than those included in the Intellectual Property (the "Corporate Names").

         (b)      Buyer may use in connection with its operation of the Business
         (i) for up to 12 months following the Closing (or such shorter period as any Governmental or Regulatory Authority shall designate), items of Inventory that bear any of the Corporate Names, it being understood that Buyer will use its reasonable best efforts to use or sell such items of Inventory prior to selling any other product under the trademark or trade name of the Products; and (ii) for up to 12 months following the Closing (or such shorter period as any Governmental or Regulatory Authority shall designate), Promotional Materials that were transferred to Buyer as Purchased Assets that bear any of the Corporate Names; provided that Buyer may use such Promotional Materials only if Buyer completely removes all Corporate Names from, or completely covers all Corporate Names on, such materials. Buyer acknowledges and agrees that Seller shall have no Liability arising out of or in connection with Buyer's or its Affiliate's use of the Marketing Materials.

         SECTION 8.10      ASSISTANCE IN COLLECTING CERTAIN AMOUNTS.

         From and after the Closing Date, Buyer shall assist, cooperate with and consult with Seller and its Affiliates, at Seller's request, in connection with the collection of Accounts Receivable relating to products or goods shipped or sold by Seller or its Affiliates before the Closing Date, and Buyer shall remit promptly to Seller or the relevant Affiliate any payments or other sums received by Buyer that relate to any sales, shipments or other matters occurring before the Closing Date or that otherwise are properly for the account of Seller or its Affiliates. Seller will pay Buyer for its out-of-pocket expenses incurred for Buyer's efforts hereunder. Seller shall, and shall cause its Affiliates to, remit promptly to Buyer any payments or other sums received by Seller or any Affiliates after the Closing Date that relate to any sales or shipments made by Buyer after the Closing Date and Seller shall, and shall cause its Affiliates to, use reasonable efforts to transmit to Buyer all written inquiries or orders, and to refer to Buyer all oral inquiries or orders, relating to the Business (to the extent relating to operations thereof following the Closing) that are received by Seller or any Affiliate following the Closing Date; provided that Buyer promptly shall reimburse Seller for all reasonable out of pocket expenses incurred by Seller or its Affiliates in complying with Seller's obligations under this Section 8.10.

         SECTION 8.11      HANDLING OF INVENTORY.

         From and after the Closing, Buyer shall hold, store, and ship any Inventory in accordance with (a) all applicable Laws; (b) current Good Manufacturing Practices; (c) the applicable Regulatory Approval; and (d) applicable analytical methods and procedures, material specifications, master batch records, and stability protocols.

         SECTION 8.12      DIFFERENTIATION OF PRODUCTS.

         From and after the Closing, and as promptly as commercially practicable, Buyer shall institute appropriate procedures to ensure that products and goods of the Business, the Products and the Purchased Assets manufactured, finished or sold by, or on behalf of, Buyer can be distinguished from products and goods of the Business manufactured, finished or sold by, or on behalf of, Seller and its Affiliates.

         SECTION 8.13      REGULATORY MATTERS.

         (a) From and after the transfer by Seller to Buyer of each Regulatory Approval pursuant to the terms hereof, but consistent with Sections 8.18 and 8.19 hereof, Buyer, at its cost, shall be solely responsible and liable for (i) taking all actions, paying all fees and conducting all communication with the appropriate Governmental or Regulatory Authority required by Law in respect of such Regulatory Approval, including preparing and filing all reports (including adverse drug experience reports) with the appropriate Governmental or Regulatory Authority; (ii) taking all actions and conducting all communication with third parties in respect of Products sold pursuant to such Regulatory Approval (whether sold before or after transfer of such Regulatory Approval), including responding to all complaints in respect thereof, including complaints related to tampering or contamination; and (iii) investigating all complaints and adverse drug experiences in respect of Products sold pursuant to such Regulatory Approval (whether sold before or after transfer of such Regulatory Approval).

         (b) From and after the transfer by Seller to Buyer of each Regulatory Approval pursuant to the terms hereof, Seller promptly shall notify Buyer if Seller receives a complaint or a report of an adverse drug experience in respect of a Product sold pursuant to such Regulatory Approval. In addition, Seller shall cooperate with Buyer's reasonable requests and use commercially reasonable efforts to assist Buyer in connection with the investigation of and response to any complaint or adverse drug experience related to a Product sold by Seller or its Affiliates.

         (c) From and after the transfer by Seller to Buyer of each Regulatory Approval pursuant to the terms hereof, Buyer, at its cost, shall be solely responsible and liable for conducting all voluntary and involuntary recalls of units of Products sold pursuant to such Regulatory Approval (whether sold before or after transfer of such Regulatory Approval), including recalls required by any Governmental or Regulatory Authority and recalls of units of Products sold by Seller or its Affiliates deemed necessary by Seller in its reasonable discretion. Seller promptly shall notify Buyer in the event that a recall of product sold by Seller or its Affiliates is necessary. Seller shall indemnify and reimburse Buyer for all costs and Damages of such recalls with respect to Products sold prior to the Closing.

         SECTION 8.14      PRODUCT RETURNS.

         Buyer shall accept any returns of Products following the Closing. Seller shall reimburse Buyer, against reasonable documentation therefor, for all reasonable costs and Damages of such returns with respect to Products received before the 45 days following the Closing. Subject to the following sentence, Buyer, at its cost, shall be solely responsible and liable for all returns of Products received after 45 days following the Closing (whether sold before or after transfer of such Regulatory Approval). Notwithstanding the foregoing, Seller shall reimburse Buyer for the amount by which the reasonable costs of all Product returned during (a) the period commencing 45 days following the Closing and ending on the first anniversary of the Closing (the "First Return Period") exceed $2.63 million and (b) the period commencing on the first anniversary of the Closing and ending on the second anniversary of the Closing (the "Second Return Period") exceed $3 million; provided, however, Seller's obligation under this sentence to reimburse Buyer for such Product returns shall be limited to $1 million in the aggregate for the First Return Period and $1 million in the aggregate for the Second Return Period and shall be payable to Buyer, with respect to the First Return Period, solely by reducing the First Installment by the applicable amount and, with respect to the Second Return Period, solely by reducing the Second Installment by the applicable amount. For purposes of the preceding sentence, the calculation of Buyer's reasonable costs of Products returned shall equal the lower of (x) Buyer's actual costs of Products returned, or (y) reimbursement costs in accordance with Seller's current reimbursement policy, which is attached hereto as Exhibit F. Buyer shall not initiate or encourage any action to accelerate the return of Products during the 45 days following the Closing. Promptly after the transfer of each such Regulatory Approval, Seller shall provide written notice to all Persons to which Products were sold by Seller or its Affiliates during the 12 months prior to such transfer stating that Seller and its Affiliates no longer accept returns of Products and directing such Persons to contact Buyer in connection with returns, complaints and all other inquiries regarding Products sold pursuant to such Regulatory Approval.

         SECTION 8.15      FURTHER ASSURANCES.

         (a) On and after the Closing, Seller shall from time to time, at the request of Buyer, execute and deliver, or cause to be executed and delivered, such other instruments of conveyance and transfer and take such other actions as Buyer may reasonably request, in order to more effectively consummate the transactions contemplated hereby and to vest in Buyer good and marketable title to the Purchased Assets (including assistance in the collection or reduction to possession of any of the Purchased Assets).

         (b) On and after the Closing, Buyer shall from time to time, at the request of Seller, take such actions as Seller may reasonably request, in order to more effectively consummate the transactions contemplated hereby, including Buyer's assumption of the Assumed Liabilities.

         SECTION 8.16      TECHNICAL TRANSFER FOR COMMERCIAL MANUFACTURE OF
PRODUCTS.

         Seller shall provide reasonable assistance to Buyer in connection with the transfer to Buyer or its designee of the manufacturing technology with respect to the Products, to the extent known to Seller, including manufacturing technology, analytical methods, and any other information in the possession of Seller or its Affiliates that is reasonably required by Buyer or its designee for the successful completion of such technology transfer; provided, however, that the amount of time Seller is required to spend on such transfer of manufacturing technology shall not exceed 35 working days of Seller's designated personnel. If Buyer desires more assistance to transfer such technology after the 35 working days, then Buyer will reimburse Seller for its personnel's time at $200 per hour per professional or technical employee. Except as set forth in the previous sentence, all costs and expenses for such technical transfer will be the responsibility of the party incurring such costs and expenses; provided, however, that any travel expenses incurred by Seller's personnel in connection with such transfer of manufacturing technology will be paid promptly by Buyer.

         SECTION 8.17      TRANSITIONAL DISTRIBUTION BY SELLER.

         During a transitional period of up to 35 days following the Closing (or such lesser period as Buyer completes arrangements for transfer of such distribution activities), Seller shall maintain distribution of the Products in a manner and intensity of effort consistent with the distribution activities of Seller and its Affiliates during the calendar year 2000, and in accordance with all legal requirements. Buyer shall pay Seller, within ten days after Seller ceases to provide such services, for these distribution services in an amount equal to Seller's actual direct distribution costs (as reasonably determined by Seller) for Products distributed following the Closing.

         SECTION 8.18      REGULATORY TRANSITION BY SELLER.

         During a transitional period of up to 50 days following the Closing (or such sooner period as Buyer completes arrangements for transfer of such regulatory activities), Seller shall assist Buyer in the maintenance of the Regulatory Approvals of the Products and carry out the other regulatory compliance activities required to be carried out under the Regulatory Approvals (to the extent that such activities have not then been taken over by Buyer) in a manner and intensity of effort consistent with the regulatory procedures of Seller and its Affiliates during the calendar year 2000, and in accordance with all legal requirements. At Buyer's reasonable request, additional transitional regulatory assistance to carry out any untransferred regulatory compliance activities after such initial 50-day period, then for a maximum of an additional 40 days, Seller shall continue to carry them out and Buyer shall reimburse Seller for its personnel's time at $200 per hour per professional or technical employee. Except as set forth in the previous sentence, all costs and expenses for such regulatory transition services will be the responsibility of the party incurring such costs and expenses; provided, however, that any travel expenses incurred by Seller's personnel in connection with providing such services will be paid promptly by Buyer. Buyer shall make all filings with, and take all other actions required by, applicable Governmental or Regulatory Authorities that are necessary to permit Seller to perform its obligations under this Section 8.18.

         SECTION 8.19      REFORMULATION OF MVI-12 PRODUCT.

         (a) Seller shall use its commercially reasonable efforts to reformulate the MVI-12 Product in a commercially salable drug product pursuant to the Federal Register Notice published by the FDA on April 20, 2000 [Docket No. 79N-0113] and obtain FDA approval of the Reformulation SNDA on behalf of Buyer ("Seller's Reformulation Efforts"); provided that Seller has the absolute right at any time to abandon its Reformulation Efforts after September 30, 2002 by providing written notice to Buyer, whereupon Buyer shall then have no obligation to pay the Remaining Purchase Price to Seller.

         (b) Upon the earlier of FDA's approval of the Reformulation SNDA or Seller's notice to Buyer that it is abandoning its efforts to obtain such approval, Seller shall deliver to Buyer all books and records relating to the reformulation of the MVI-12 Product and Seller shall grant to Buyer an irrevocable, exclusive, worldwide, royalty-free, fully paid up, perpetual license, with right to sublicense or assign, to use, import or practice, solely in connection with the development, manufacture, having manufactured, use, marketing and selling injectable multivitamin pharmaceutical products ("Injectable Multivitamin Pharmaceutical Field"), any patent or patentable invention created or used, or Know-How developed, obtained or used, by Seller in the course of performing the reformulation services described in the previous sentence ("Reformulation Intellectual Property"). A license under this
         Section 8.19 is a "Reformulation Intellectual Property License."

                  (i) Seller's Reformulation Intellectual Property License is limited to the Injectable Multivitamin Pharmaceutical Field and in no circumstance extends beyond that Field. Seller retains all right to make, use, sell and offer for sale Reformulation Intellectual Property outside of the Injectable Multivitamin Pharmaceutical Field, including the right to exclude Buyer from making, using, selling and offering for sale outside the Injectable Multivitamin Pharmaceutical Field.

                  (ii) Seller's obligation to grant Buyer a Reformulation Intellectual Property License is limited to the extent of its own rights to Reformulation Intellectual Property, and in no way creates an obligation in Seller to seek or obtain permission or rights from any third party for granting Buyer a Reformulation Intellectual Property License. From the date hereof, Seller shall use its commercially reasonable efforts to not take any action that would limit its own rights to Reformulation Intellectual Property, or limit Seller's ability to grant a Reformulation Intellectual Property License to Buyer.

                  (iii) There is no requirement that Reformulation Intellectual Property result from Seller's Reformulation Efforts, and Buyer expressly recognizes that no Reformulation Intellectual Property may result from Seller's Reformulation Efforts. Seller has no obligation to seek or obtain intellectual property protection for Know-How created, used or obtained by Seller in the course of Seller's Reformulation Efforts (although Seller will keep all such Know-How, to the extent relating to the Injectable Multivitamin Pharmaceutical Field, confidential), and Seller retains the sole right and discretion to determine whether and how to seek, apply for, pursue, obtain, maintain or defend intellectual property protection for any such Know-How and for Reformulation Intellectual Property. Notwithstanding the foregoing, if Seller (1) identifies potentially patentable subject matter relating to the Injectable Multivitamin Pharmaceutical Field and (2) determines not to seek patent protection for such subject matter, then Seller shall so notify Buyer within 60 days of such identification. Buyer shall then have the right and discretion to seek patent protection for such subject matter at Buyer's sole cost and expense, and Buyer shall own any subsequently issuing patents. Seller shall have no responsibility whatsoever for the patent prosecution or the maintenance or protection of any subsequently issuing patent rights.



                  (iv) Indemnification by Buyer to Seller for Buyer's use or practice of Reformulation Intellectual Property is governed by Section 11.02.



                  (v) Seller makes no representations or warranties with respect to Reformulation Intellectual Property, including that any Reformulation Intellectual Property is valid or enforceable, or that Buyer's use or practice any Reformulation Intellectual Property will not infringe the intellectual property rights or any other rights of any third party, or that Seller owns all right, title and interest in and to, or has a license, sublicense or other permission to use, Reformulation Intellectual Property.

                  (vi) Seller has the sole and exclusive right and discretion to determine whether and how to enforce Reformulation Intellectual Property, and whether to commence, maintain or terminate, whether by settlement or otherwise, any litigation, action or proceeding regarding Reformulation Intellectual Property ("Reformulation Intellectual Property Litigation"); provided, however, that in no event shall Seller settle Reformulation Intellectual Property Litigation on terms which eliminate Buyer's exclusivity under the Reformulation Intellectual Property License. Seller shall give Buyer no less than 20 days notice prior to settling any Reformulation Intellectual Property Litigation commenced pursuant to this subparagraph (vi) and the opportunity to reasonably object to the terms of such settlement. Seller also has the sole and exclusive right and discretion to control and direct any Reformulation Intellectual Property Litigation, including any challenge to the validity, enforceability or infringement of Reformulation Intellectual Property; provided, however, that Seller shall keep Buyer informed of, and consult with Buyer regarding, Reformulation Intellectual Property Litigation to the extent related to the Injectable Multivitamin Pharmaceutical Field. For Reformulation Intellectual Property Litigation exclusively directed to activity in the Injectable Multivitamin Pharmaceutical Field, Buyer shall assume all costs and retain all proceeds (whether from any damage or reasonable royalty award or the like) ("Proceeds"). For Reformulation Intellectual Property Litigation exclusively directed to activity outside of the Injectable Multivitamin Pharmaceutical Field, Seller shall assume all costs and be able to retain all Proceeds. For Reformulation Intellectual Property Litigation directed to activity both in and outside the Injectable Multivitamin Pharmaceutical Field, all costs and all Proceeds shall be allocated between Seller and Buyer on an equitable pro-rata basis. Buyer shall reasonably cooperate in any Reformulation Intellectual Property Litigation, including the obligation to join any such actions as a party, and Seller shall reimburse Buyer for all reasonable out-of-pocket expenses for such cooperation.

                  (vii) Notwithstanding the foregoing, if Seller (1) identifies activity in the Injectable Multivitamin Pharmaceutical Field which infringes Reformulation Intellectual Property, and (2) determines not to enforce the Reformulation Intellectual Property against such activity, Seller shall so notify Buyer within 60 days of such identification, Buyer shall then have the right and discretion to determine whether to bring an infringement action at its sole cost and expense and be able to retain all Proceeds. Buyer shall give Seller no less than 20 days notice prior to settling any Reformulation Intellectual Property Litigation commenced pursuant to this subparagraph
                           (vii) and the opportunity to reasonably object to the terms of such settlement. Seller shall have no obligation whatsoever to fund or participate in any such Reformulation Intellectual Property Litigation. Seller shall reasonably cooperate in any Reformulation Intellectual Property Litigation commenced by Buyer pursuant to this subparagraph
                           (vii) and Buyer shall reimburse Seller for all reasonable out-of-pocket expenses for such cooperation. Buyer shall have no right under any circumstances to commence Reformulation Intellectual Property Litigation for conduct outside of the Injectable Multivitamin Pharmaceutical Field.


         (c) During Seller's Reformulation Efforts, Seller shall permit Buyer to have representatives involved, on an observer-basis only in such Reformulation Efforts, including in any meetings or discussions with the FDA or third parties pertaining to the reformulation of the MVI-12 Product, on a full, open and cooperative basis, and to provide Buyer with copies of all correspondence, e-mails or other communications with FDA, Seller's contractors or other third parties with respect to the reformulation of the MVI-12 Product, and to provide Buyer's personnel with full access to the files and documents to the extent pertaining to such reformulation activities.

         (d) Any and all costs and expenses associated with Seller's Reformulation Efforts shall be borne by the Seller.

         (e) Buyer shall make all filings with, and take all other actions required by, applicable Governmental or Regulatory Authorities that are necessary to permit Seller to perform its obligations under this
         Section 8.19.

         SECTION 8.20      IRREVOCABLE LETTER OF CREDIT.

         Buyer has caused Bank of America, N.A. ("BOA") to issue an irrevocable standby letter of credit to Seller, a copy of which is attached as Exhibit E hereto (the "Letter of Credit") in the amount to $2,625,000. In the event that
(a) five Business Days have elapsed since the conditions set forth in Section
10.03 of the Agreement have been satisfied (or waived by Buyer) (such fifth Business Day, the "Draw Date"); (b) all representations and warranties of Seller contained in this Agreement are true and correct in all material respects on and as of the Draw Date as though given on and as of such date, except where the failure of any representations and warranties to be true and correct, individually or in the aggregate, would not have an Adverse Effect; (c) Seller shall have performed, on or prior to the Draw Date, all agreements and covenants required by this Agreement to be performed by it prior to or on the

Closing Date other than obligations required to be performed at Closing; (d) no Actions or Proceedings that question the validity or legality of the transactions contemplated hereby shall have been instituted or threatened and not settled or otherwise terminated; (e) Seller is ready, willing and able to perform its obligations under the Agreement at Closing; (f) Buyer has not paid the Base Purchase Price pursuant to Section 4.1(a)(i) of this Agreement; and (g) this Agreement has not been terminated in accordance with its terms; then Seller shall be permitted to draw the full amount of the Letter of Credit. In the event that the Closing subsequently occurs pursuant to the terms hereof, the amount drawn under the Letter of Credit shall be credited against the Base Purchase Price. Upon termination of this Agreement in accordance with its terms prior to Seller's drawing of the full amount of the Letter of Credit, Seller agrees to provide prompt written notice of such termination to BOA.

               ARTICLE IX. CONDITIONS TO THE OBLIGATIONS OF SELLER

         The obligation of Seller to effect the transactions contemplated hereby is subject to the satisfaction (or waiver by Seller), at or before the Closing, of each of the following conditions:

         SECTION 9.01      REPRESENTATIONS, WARRANTIES AND COVENANTS.

         All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though given on and as of such date and Buyer shall have performed all agreements and covenants required by this Agreement to be performed by it prior to or on the Closing Date.

         SECTION 9.02      NO ACTIONS OR PROCEEDINGS.

         No Actions or Proceedings that question the validity or legality of the transactions contemplated hereby shall have been instituted or threatened and not settled or otherwise terminated.

         SECTION 9.03      CONSENTS.

         All Seller Governmental Consents, Required Seller Third Party Consents and Buyer Governmental Consents shall have been obtained or made, as the case may be, and the waiting period (and any extension thereof) under the Hart-Scott-Rodino Act applicable to the transactions contemplated hereby shall have expired or been terminated.

         SECTION 9.04      OTHER CLOSING DELIVERIES.

         Buyer shall have delivered to Seller such other certificates and documents customary in transactions similar to those contemplated hereby that are reasonably requested by Seller.

                ARTICLE X. CONDITIONS TO THE OBLIGATIONS OF BUYER

         The obligation of Buyer to effect the transactions contemplated hereby is subject to the satisfaction (or waiver by Buyer), at or before the Closing, of each of the following conditions:

         SECTION 10.01     REPRESENTATIONS, WARRANTIES AND COVENANTS.

         All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though given on and as of such date, and Seller shall have performed all agreements and covenants required by this Agreement to be performed by it prior to or on the Closing Date, except where the failure of any representations and warranties to be true and correct, individually or in the aggregate, will not have an Adverse Effect.

         SECTION 10.02     NO ACTIONS OR PROCEEDINGS.

         No Actions or Proceedings that question the validity or legality of the transactions contemplated hereby shall have been instituted or threatened and not settled or otherwise terminated.

         SECTION 10.03     CONSENTS.

         All Seller Governmental Consents, Required Seller Third Party Consents and Buyer Governmental Consents shall have been obtained or made, as the case may be, and the waiting period (and any extension thereof) under the Hart-Scott-Rodino-Act applicable to the transactions contemplated hereby shall have expired or been terminated.

         SECTION 10.04     OTHER CLOSING DELIVERIES.

         Seller shall have delivered to Buyer such other certificates and documents customary in transactions similar to those contemplated hereby that are reasonably requested by Buyer.

         SECTION 10.05     RECEIPT OF FUNDS.

         Buyer shall have received an amount equal to the Base Purchase Price pursuant to the commitment letter from Banc of America Mezzanine Capital LLC and Banc of America Securities LLC dated July 12, 2001, attached hereto as Exhibit B (the "Commitment Letter"); provided that this condition shall be deemed satisfied if Buyer shall not have received such funds as a result of or in connection with Buyer's breach of any provision of the Commitment Letter or failure to take any action required under the Commitment Letter in order to obtain such funds.

                           ARTICLE XI. INDEMNIFICATION

         SECTION 11.01     SURVIVAL OF REPRESENTATIONS, WARRANTIES, ETC.

         The representations and warranties of Seller or Buyer contained in this Agreement shall survive the Closing and remain in full force and effect until the Expiration Date. All representations and warranties contained in this Agreement and all claims with respect thereto shall terminate on the Expiration Date; provided that if notice of any claim for indemnification pursuant to
Section 11.02(a)(ii) or 11.02(b)(ii) shall have been given prior to the Expiration Date and such notice describes with reasonable specificity or description the circumstances with respect to which such indemnification claim relates, such indemnification claim shall survive until such time as such claim is finally resolved.

         SECTION 11.02     INDEMNIFICATION.

         (a) By Seller. Subject to Section 11.03, from and after the Closing, Seller shall indemnify, reimburse, defend and hold harmless Buyer, its Affiliates, and their respective officers, directors, employees, agents, successors and assigns from and against any and all costs, losses, Liabilities, damages, lawsuits, deficiencies, claims and expenses (including reasonable fees and disbursements of attorneys) (collectively, the "Damages"), incurred in connection with, arising out of, resulting from or incident to (i) any breach of any covenant or agreement of Seller herein; (ii) the inaccuracy or breach of any representation or warranty made by Seller in this Agreement; (iii) the Excluded Liabilities; (iv) Government Rebates or Other Rebates arising out of Seller's fraudulent or criminal conduct; (v) Government Rebates or Other Rebates that are payable or submitted, respectively, outside of the ordinary course of business within six months following the Closing; and (vi) the conduct of the Business prior to the Closing.

         (b) By Buyer. Subject to Section 11.03, from and after the Closing, Buyer shall indemnify, defend and hold harmless Seller, its Affiliates and their respective officers, directors, employees, agents, successors and assigns from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (i) any breach of any covenant or agreement of Buyer herein; (ii) the inaccuracy or breach of any representation or warranty made by Buyer in this Agreement; (iii) the failure of Buyer to assume, pay, perform and discharge any Assumed Liabilities; (iv) the use by Buyer or its Affiliates of the Marketing Materials; (v) the use or practice by Buyer of Reformulation Intellectual Property pursuant to Section 8.19; and
         (vi) the conduct of the Business after Closing.

         (c) Procedures. The indemnified Party shall give the indemnifying Party written notice (an "Indemnification Claim Notice") within 30 days (or such other additional reasonable period that the Indemnified Party can establish is reasonably necessary to permit it to determine whether to make a request for indemnification) of any Damages or discovery of fact upon which such indemnified Party intends to base a request for indemnification under Section

         11.02(a) or Section 11.02(b), but in no event shall the indemnifying Party be liable for any Damages that result from failure to provide such notice within such period. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Damages (to the extent that the nature and amount of such Damages are known at such time). The indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Damages. All indemnification claims in respect of a Party, its Affiliates or their respective directors, officers, employees and agents (collectively, the "Indemnitees" and each an "Indemnitee") shall be made solely by such Party to this Agreement (the "Indemnified Party").

         (d) Third Party Claims. The obligations of an indemnifying Party under this Section 11.02 with respect to Damages arising from claims of any third party that are subject to indemnification as provided for in
         Section 11.02(a) or Section 11.02(b) (a "Third Party Claim") shall be governed by and be contingent upon the following additional terms and conditions:

                  (i) At its option, the indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party at any time after the indemnifying Party's receipt of an Indemnification Claim Notice with respect to such Third Party Claim. The assumption of the defense of a Third Party Claim by the indemnifying Party shall be construed as an acknowledgment that the indemnifying Party is liable to indemnify any Indemnitee for Damages in respect of such Third Party Claim. Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party. In the event the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the indemnifying Party all original notices and documents (including court papers) received by any Indemnitee in connection with the Third Party Claim. Should the indemnifying Party assume the defense of a Third Party Claim, the indemnifying Party shall not be liable to the Indemnified Party or any other Indemnitee for any legal expenses subsequently incurred by such Indemnified Party or other Indemnitee in connection with the analysis, defense or settlement of the Third Party Claim. In the event that it is later determined that the negligence or willful misconduct of the Indemnified Party caused, or was a contributing cause to, the Third Party Claim or the Damages relating thereto, the Indemnified Party shall reimburse the indemnifying Party for the legal costs and all costs and expenses (including attorneys' fees and costs of suit) and any Damages, or its equitable proportion, as the case may be, incurred by the indemnifying Party in its defense of the Third Party Claim with respect to such Indemnitee.

                  (ii) Without limiting Section 11.02(d)(i), any Indemnitee shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnitee's own expense unless (A) the employment thereof has been specifically authorized by the indemnifying Party in writing, or (B) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 11.02(d)(i) (in which case the Indemnified Party shall control the defense).

                  (iii) With respect to any Damages relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnitee's becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnitee in any manner, and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnitee hereunder, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Damages, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Damages in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with
                           Section 11.02(d)(i), the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise voluntarily dispose of such Damages; provided that it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The indemnifying Party shall not be liable for any settlement or other voluntary disposition of Damages by an Indemnitee that is reached without the written consent of the indemnifying Party. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnitee shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the indemnifying Party.

                  (iv) Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each other Indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith. To the extent the records of the Indemnitee referenced in this Section 11.02(d)(iv) are privileged by an attorney-client relationship, the parties shall cooperate in a manner as to preserve such privilege but to afford the indemnifying Party with all information relevant to such Third Party Claim.

         SECTION 11.03     LIMITATIONS

         (a)      In no event shall Seller be liable for any Damages pursuant to
         Section 11.02(a)(ii) unless and until the aggregate amount of all such Damages exceeds $1,000,000, in which case Seller shall be liable for all such Damages in excess of $1,000,000.

         (b) Notwithstanding Section 11.02(a), Seller will not be required to indemnify Buyer for Damages pursuant to Section 11.02(a)(v) that exceed a maximum aggregate liability of $5,000,000.

         (c) The amount of any Damages under Section 11.02(a) or Section 11.02(b), as the case may be, shall be reduced by (i) the net amount of any actual Tax benefits received by the Indemnified Party within three years from the Closing Date that result from the Liability that gave rise to such indemnity, after upward adjustment for any additional Taxes owed as a result of receipt of such indemnification, and (ii) the net amount of any insurance proceeds paid to the Indemnified Party relating to such claim, after upward adjustment for any insurance proceeds repayment obligations owed as a result of receipt of such indemnification.

         (d) THE INDEMNIFICATION OBLIGATIONS OF THE PARTIES HERETO SHALL NOT EXTEND TO SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING BUSINESS INTERRUPTION OR LOST PROFITS, OR PUNITIVE DAMAGES; PROVIDED, HOWEVER, THIS EXCLUSION IS NOT INTENDED TO, NOR SHALL, EXCLUDE ACTUAL OR COMPENSATORY DAMAGES OF THE AFFECTED PARTY.

         SECTION 11.04     REMEDIES EXCLUSIVE.

         From and after the Closing, the remedies set forth in this Article XI shall be exclusive and in lieu of any other remedies that may be available to the Indemnitees pursuant to any statutory or common law with respect to any Losses of any kind or nature incurred directly or indirectly resulting from or arising out of any breach of this Agreement (including alleged breaches or inaccuracies of any representation, warranty or covenant or for any alleged misrepresentation but excluding any claims for actual fraud) or the transactions contemplated hereby; provided, however, that Buyer or Seller may seek appropriate equitable relief in a court of proper jurisdiction. Nothing herein is intended to, nor shall be construed to, affect, have an interpretative effect on, modify or terminate any other contract between either party hereto or its affiliates or any rights or obligations under any such contracts.

                    ARTICLE XII. TERMINATION AND ABANDONMENT

         SECTION 12.01     METHODS OF TERMINATION.

         The transactions contemplated herein may be terminated and/or abandoned at any time prior to the Closing:

         (a)      by mutual written agreement of Seller and Buyer; or

         (b) by either Seller or Buyer if the Closing shall not have occurred by September 30, 2001; provided that the terminating party is not in material breach of its obligations hereunder;

         (c) by either Seller or Buyer if the other party becomes insolvent or seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against the other party which proceeding remains undismissed for a period of 30 days;

         (d) by either Seller or Buyer if there shall be in effect any Law that prohibits the Closing or if the Closing would violate any non-appealable Order;

         (e) by either Seller or Buyer if the other party has breached any material obligation hereunder that remains uncured for a period of 30 days after written notice and demand for cure thereof by the non-breaching party, unless such breach is not capable of cure in which event the non-breaching party may terminate immediately; or

         (f) by Seller if (i) five Business Days have elapsed since the conditions set forth in Section 10.03 of the Agreement have been satisfied (or waived by Buyer); (ii) all representations and warranties of Seller contained in this Agreement are true and correct in all material respects on and as of the Draw Date as though given on and as of such date, except where the failure of any representations and warranties to be true and correct, individually or in the aggregate, would not have an Adverse Effect; (iii) Seller shall have performed, on or prior to the Draw Date, all agreements and covenants required by this Agreement to be performed by it prior to or on the Closing Date other than obligations required to be performed at

         Closing; (iv) no Actions or Proceedings that question the validity or legality of the transactions contemplated hereby shall have been instituted or threatened and not settled or otherwise terminated; (v) Seller is ready, willing and able to perform its obligations under the Agreement at Closing; and (vi) Buyer has not paid the Base Purchase Price pursuant to Section 4.1(a)(i) of this Agreement.

                  SECTION 12.02     PROCEDURE UPON TERMINATION.

                  In the event of termination and abandonment under Section
12.01 hereof, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated and abandoned, without further action by the parties hereto. If the transactions contemplated by this Agreement are terminated and/or abandoned as provided herein:

         (a) Each party, if requested in writing, will redeliver or destroy all documents, work papers and other material of the other party and its Affiliates relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

         (b) All confidential information received by any party hereto with respect to the business of any other party or its Affiliates shall be treated in accordance with that certain Confidentiality Agreement, dated as of February 20, 2001, by and between Buyer and Seller; and

         (c) No party hereto and none of their respective directors, officers, stockholders, Affiliates or controlling Persons shall have any further liability or obligation to any other party to this Agreement except as stated in subparagraphs (a) and (b) of this Section, except that (i) nothing in this Section 12.02 shall prejudice any rights, claims, or causes of action that may have accrued hereunder or with respect hereto prior to the date of such termination and (ii) the provisions of Article XIII shall survive any termination of this Agreement.

                           ARTICLE XIII. MISCELLANEOUS

         SECTION 13.01     CONFIDENTIALITY.

         (a) After the Closing, Seller shall not, without the prior written consent of Buyer, disclose to any Person confidential information relating to or concerning the Purchased Assets, Products or the Business, except to Seller's employees or representatives who need to know such information for purposes of Taxes, accounting, pending litigation and other matters necessary in respect of the Seller's ownership, prior to the Closing Date, of the Purchased Assets, Products or the Business, unless Seller has used its best efforts to (i) consult with Buyer and obtain Buyer's consent in a timely manner, but has not been able to do so, and (ii) Seller has been advised by counsel that disclosure is required to be made under applicable Law or the requirements of a national securities exchange or another similar regulatory body. In the event that Seller is requested or required by documents subpoena, civil investigative demand, interrogatories, requests for information, or other similar process to disclose any information supplied to Seller in the course of its ownership of the Purchased Assets, Seller shall provide Buyer with prompt notice of such request or demands or other similar process so that the Buyer may seek an appropriate protective order or, if such request, demand or other similar process is mandatory, waive Seller's compliance with the provisions of this Section 13.01(a) as appropriate.

         (b)      The term confidential information as used in this Section
         13.01 does not include information which (i) becomes generally available to the public other than as a result of disclosure by Seller,
         (ii) was available on a non-confidential basis prior to its disclosure by Seller, or (iii) becomes available to Seller on a non-confidential basis from a source other than the Buyer, provided that such source is not bound by a confidentiality agreement with Buyer.

         SECTION 13.02     NOTICES.

         All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission with answer back confirmation or mailed (postage prepaid by certified or registered mail, return receipt requested) or by nationally recognized overnight courier that maintains records of delivery to the parties at the following addresses or facsimile numbers:

         If to Buyer to:

                  NeoSan Pharmaceuticals Inc.
                  2320 Scientific Park Drive
                  Wilmington, NC 28405
                  Attn: Dr. Philip Tabbiner, President
                  Telephone: (910) 254-7000
                  Facsimile: (910) 815-2387

         With copies to:

                  aaiPharma Inc.
                  2320 Scientific Park Drive
                  Wilmington, NC 28405
                  Attn.: General Counsel
                  Telephone: (910) 254-7000
                  Facsimile: (910) 815-2387

         If to Seller to:

                  AstraZeneca Pharmaceuticals LP
                  1800 Concord Pike
                  P.O. Box 15437
                  Wilmington, DE 19850-5437
                  Attn:  General Counsel
                  Telephone: (302) 886-3244
                  Facsimile: (302) 886-1578

         With copies to:

                  Covington & Burling
                  1201 Pennsylvania Avenue, N.W.
                  Washington, D.C.  20004
                  Facsimile No: 202-662-6291
                  Attention: John A. Hurvitz, Esq.

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section, be deemed given upon receipt, (b) if delivered by facsimile to the facsimile number as provided in this Section, be deemed given upon receipt by the sender of the answer back confirmation and (c) if delivered by mail in the manner described above or by overnight courier to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto in accordance with the terms of this Section.

         SECTION 13.03     ENTIRE AGREEMENT.

         This Agreement (and all Exhibits and Schedules attached hereto and all other documents delivered in connection herewith) supersedes all prior discussions and agreements among the parties with respect to the subject matter hereof and contains the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

         SECTION 13.04     WAIVER.

         Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

         SECTION 13.05     AMENDMENT.

         This Agreement may be amended, supplemented or modified only by a written instrument duly executed by each party hereto.

         SECTION 13.06     THIRD PARTY BENEFICIARIES.

         The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

         SECTION 13.07     ASSIGNMENT; BINDING EFFECT.

         Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto, other than to an Affiliate or successor entity of such party with a guarantee of performance by the assigning party, and any attempt to do so, other than as permitted above, will be void. This Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and permitted assigns.

         SECTION 13.08     HEADINGS.

         The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

         SECTION 13.09     SEVERABILITY.

         If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never compromised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar to terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the parties herein.

         SECTION 13.10     GOVERNING LAW.

         THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES.

         SECTION 13.11     CONSENT TO JURISDICTION AND FORUM SELECTION.

         THE PARTIES HERETO AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE INITIATED AND TRIED EXCLUSIVELY IN THE LOCAL AND FEDERAL COURTS LOCATED IN THE STATE OF DELAWARE. THE AFOREMENTIONED CHOICE OF VENUE IS INTENDED BY THE PARTIES TO BE MANDATORY AND NOT PERMISSIVE IN NATURE, THEREBY PRECLUDING THE POSSIBILITY OF LITIGATION BETWEEN THE PARTIES WITH RESPECT TO OR ARISING OUT OF THIS AGREEMENT IN ANY JURISDICTION OTHER THAN THAT SPECIFIED IN THIS SECTION. EACH PARTY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR SIMILAR DOCTRINE OR TO OBJECT TO VENUE WITH RESPECT TO ANY PROCEEDING BROUGHT IN ACCORDANCE WITH THIS SECTION, AND STIPULATES THAT THE LOCAL AND FEDERAL COURTS LOCATED IN THE STATE OF DELAWARE SHALL HAVE PERSONAL JURISDICTION AND VENUE OVER EACH OF THEM FOR PURPOSES OF LITIGATING ANY DISPUTE, CONTROVERSY OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. EACH PARTY HEREBY AUTHORIZES AND AGREES TO ACCEPT SERVICE OF PROCESS SUFFICIENT FOR PERSONAL JURISDICTION IN ANY ACTION AGAINST IT AS CONTEMPLATED BY THIS SECTION BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, POSTAGE PREPAID TO ITS ADDRESS FOR THE GIVING OF NOTICES AS SET FORTH IN THIS AGREEMENT, OR IN THE MANNER SET FORTH IN SECTION 13.02 OF THIS AGREEMENT FOR THE GIVING OF NOTICE. ANY FINAL JUDGMENT RECEIVED AGAINST A PARTY IN ANY ACTION OR PROCEEDING SHALL BE CONCLUSIVE AS TO THE SUBJECT OF SUCH FINAL JUDGMENT AND MAY BE ENFORCED IN OTHER JURISDICTIONS IN ANY MANNER PROVIDED BY LAW.

         SECTION 13.12     EXPENSES.

         Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses and costs incidental to the preparation of this Agreement and to the consummation of the transactions contemplated hereby.

         SECTION 13.13     COUNTERPARTS.

         This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

         SECTION 13.14     SCHEDULES, EXHIBITS AND OTHER AGREEMENTS.

         The Exhibits, Schedules, other agreements, certificates and notices specifically referred to herein, and delivered pursuant hereto, are an integral part of this Agreement. Any disclosure that is made in any of the Schedules or certificates delivered pursuant to this Agreement shall be deemed responsive to any other applicable disclosure obligation hereunder.

         SECTION 13.15     SELLER AND ITS AFFILIATES.

         Seller hereby acknowledges that any reference to Seller in this Agreement shall be to Seller and those of its Affiliates that own or possess the Purchased Assets. Seller also agrees that any reference to action to be taken by Seller under this Agreement shall, without further expression, include a covenant by Seller to cause those of its Affiliates that own or possess the Purchased Assets to take such action, as the case may be.


                  [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto all as of the date first above written.


                                            ASTRAZENECA AB


                                            By:
                                               ----------------------------
                                                Name:
                                                Title:

                                            NEOSAN PHARMACEUTICALS INC.


                                            By:
                                               ----------------------------
                                                Name:
                                                Title:


                             aaiPharma Inc. Guaranty

         In consideration of AstraZeneca AB's entering into the foregoing Asset Purchase Agreement (the "Agreement") with NeoSan Pharmaceuticals Inc. ("Buyer"), a wholly-owned subsidiary of aaiPharma Inc., aaiPharma Inc. hereby guaranties the performance by Buyer of its obligations under the Agreement, when and as due, subject to all defenses that Buyer may lawfully raise with respect to any claims by AstraZeneca AB, other than defenses under or relating to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally.


                                            aaiPHARMA INC.


                                            By:
                                               ----------------------------
                                                Name:
                                                Title: